Exhibit 23.3

                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                 -----------------------------------------


          As independent public accountants, we hereby consent to the incorporation by reference in this Form S-8 registration statement of our report and to the schedule of qualifying accounts dated December 4, 2001 (except with respect to the matters discussed in Note 16 of the related financial statements of the report as to which the date is January 31,
2002) on the financial statements of the entities identified in Note 1 of that report, collectively referred to as IPC Information Systems, including the Trading Systems division and Information Transport Systems division, operating divisions of a wholly owned subsidiary of Global Crossing Ltd., and Asia Global Crossing IPC Trading Systems Australia Pty. Ltd., an operating division of a wholly owned subsidiary of Asia Global Crossing Ltd., as of September 30, 2000 and 2001, and the combined statements of operations, capital, and cash flows for the year ended September 30, 1999, the period from October 1, 1999 to June 14, 2000 (the "Predecessor Periods"), the period from June 15, 2000 to September 30, 2000 and the year ended September 30, 2001 (the "Successor Periods"), and the related financial statement schedule, included in IPC Acquisition Corp.'s Amendment No. 1 to Form S-4 (Registration No. 333-82540) and to all references to our Firm included in this registration statement.


/s/ Arthur Andersen LLP

May 17, 2002
Roseland, New Jersey